Exhibit 10.38
Amendment to Software License, Development and Services Agreement

This Amendment to Software License, Development and Services Agreement (“Amendment”) is entered into as of the 6th day of March 2013 (the “Amendment Date”) by and among OPO, Inc., a Delaware corporation (“OPO”), and Koogly, LLC, an Arizona limited liability company (“Newco”). All capitalized terms used but not otherwise defined herein shall have the meanings assigned under the Software License, Development and Services Agreement, dated as of March 6, 2012, by and between OMP and Newco (the “Original Agreement” and, collectively the with, and as further amended by, this Amendment, the “Agreement”).  OPO and Newco are herein each a “Party” and, collectively, the “Parties.”

Whereas, OPO and Newco have entered into the Original Agreement pursuant to which Newco has agreed to license to OMP certain Software and to provide designated services related thereto; and

Whereas, OPO and Newco desire to amend the Original Agreement to, among other things, (a) revise the timing of payments that OPO is required to make to Newco pursuant to Section 8(a) of the Original Agreement; and (b) memorialize the terms of an SOW previously agreed upon by the Parties.

Now, Therefore, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Fees. Section 8(a) of the Original Agreement is hereby amended to provide that the Second Payment shall be due and payable as follows:

(a) $337,500 of the Second Fee will be due and payable upon execution of this Amendment by both Parties.

(b) $168,750 of the Second Fee will be due and payable upon Newco’s initial delivery of the Software to OPO in substantial conformity with the specifications provided by OPO and agreed to by Newco, and OPO has determined, following testing for a period of 60 days or less, that the Software is sufficiently functional to launch the Online Business in a Beta environment.; and

(c) $168,750 of the Second Fee will be due and payable sixty (60) days after Newco delivers the warehouse management system (“WMS”) portion of the Software to OPO and OPO has determined, following testing for a period of 60 days or less, that the WMS has no material defects.

2. Professional Services.  The Original Agreement is hereby amended to add SOW #1, which is attached hereto as SOW #1:

3. Newco Reliance.  OPO acknowledges and agrees that: (a) since the date of the Original Agreement, Newco has made modifications and customizations to the Software above and beyond the requirements set forth in the Original Agreement in an attempt to accommodate various changes requested by OPO; (b) OPO is entering into this Agreement in order to induce

Newco to continue implementing those additional modifications and customizations to the Software; (c) Newco is under no obligation to make any changes to the Software not expressly set forth in the Original Agreement or this Amendment; (d) should OPO fail to pay any amounts, when due, that OPO is required to pay under the Agreement, Newco shall have the right to pursue OPO for reasonable payment for Services performed by Newco relating to any and all past, present, and future Services (including, without limitation, any and all modifications and customizations to the Software) not required under the Original Agreement but made by Newco at OPO’s request (the “Previously Requested Changes”); and (e) all rights and remedies Newco has or may have with respect to the foregoing shall be preserved and shall continue.

4. Good Faith Cooperation.  Subject to Section 3, Newco agrees that it will utilize good faith efforts to continue accommodating OPO in debugging the Previously Requested Changes that have previously been made by Newco at OPO’s request provided that such accommodations do not place an unreasonable burden or additional costs on Newco.

5. Miscellaneous.  Except as specifically amended by this Amendment, the terms and conditions of the Original Agreement shall remain in full force and effect.  This Amendment may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.  Without in any way limiting the foregoing, OPO reaffirms the second to last paragraph of Section 1 of the Original Agreement, and specifically reaffirms that nothing in this Amendment is intended to, and nothing in this Amendment shall be deemed to, alter or modify the statements and agreements of the Parties that are reflected in such paragraph.

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In Witness Whereof, the Parties hereto have executed this Amendment by their duly authorized officers or representatives.

OPO, Inc	Koogly, LLC
By: Al Hummel	By:Peter L. Ax
Name: Albert F. Hummel	Name: Peter L. Ax
Title:	Title: Member

SOW#1

To the Software License, Development and Services Agreement

1.           Additional Programming Services to be Provided.  At OPO’s request, Newco has agreed to continue to retain three (3) developers to assist in Software programming to make modifications and customizations to the Software that were requested by OPO but are not within the scope of the Software contemplated in the Original Agreement.  By signing this Amendment, OPO is committing to compensate Newco for its retention, on OPO’s behalf, of these three (3) developers for a fixed period of six (6) months (the “First Six Month Period”) commencing as of the Amendment Date.  In consideration of the foregoing, OPO agrees to pay Newco $175,000 (in addition to any other amounts payable by OPO to Newco under the Original Agreement, as amended by this Amendment) as follows: (i) $87,500 shall be due and payable upon execution of the Amendment by both Parties; and (ii) the remaining $87,500 shall be due and payable three months after the Amendment Date.  OPO may, at the end of the First Six Month Period, extend the First Six Month Period for an additional six months as follows: (a) OPO must give written notice to Newco at least forty-five (45) days prior to the end of the First Six Month Period that it is extending the First Six Month Period for an additional six months (the “OPO Extension Notice”); and (b) OPO’s delivery of the OPO Extension Notice shall be OPO’s agreement that it will pay an additional $175,000 to Newco for the additional developers as follows: (i) $87,500 shall be due and payable within fifteen (15) days after the OPO Extension Notice is delivered to OPO; and (ii) the remaining $87,5000 shall be due and payable three (3) months thereafter.

2.           Additional Debugging Services to be Provided. In addition to the foregoing, at OPO’s request, Newco has engaged [###] to assist in debugging and revising designs and creating OPO specific workarounds to the Software, as requested by OPO from time to time, subsequent to the date of the Original Agreement.  The Parties agree that Ms. Vargas’ engagement, as described in the preceding sentence, will continue during the First Six Month Period.  In consideration of the foregoing, OPO agrees to pay for the Services provided by [###], during the Six Month Period, on a per hour basis, up to 24 hours per week, subject to verification that [###] has performed such Services, either by way of an invoice delivered by Newco to OPO or by virtue of a certification by [###] that she has performed such Services.  The invoices or certification shall not be subject to any dispute as to the amount or quality or such Services or otherwise absent clear written evidence that [###] did not perform Services for the time that was invoiced to OPO.  Notwithstanding the foregoing, Newco agrees that the maximum amount invoiced by Newco for [###] services during the Initial Six Month Period shall not exceed $50,000. Retention of [###] beyond the First Six Month Period to perform the services described above shall cease unless the Parties agree to such continuation in writing and OPO pays for such additional Services.